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Exhibit 10.21

Castle Creek Financial
P.O. Box 1329, 6051 El Tordo
Rancho Santa Fe, California 92067

May 14, 2003

Matthew P. Wagner
President and Chief Executive Officer
First Community Bancorp
6110 El Tordo
Rancho Santa Fe, CA 92067

Dear Matthew:

        This letter will confirm that First Community Bancorp ("First Community") has engaged Castle Creek Financial LLC ("Castle Creek") as the exclusive financial advisor to First Community and any entities it may form, acquire or invest in (collectively, the "Company") in connection with the Company's efforts to (a) acquire or invest in other financial institutions, excepting therefrom the opening of individual bank branches in the ordinary course of business; (b) effect a sale of the Company or a material amount of its assets; or (c) pursue a financing or recapitalization transaction (collectively, the "Transaction"). As the exclusive financial advisor to the Company, Castle Creek will, in addition to providing services in connection with a proposed Transaction provide other services pursuant to paragraph 9.

1.
In connection with a proposed Transaction, at the request of the Company, Castle Creek will provide such services as the Company shall reasonably request including: (i) assisting the Company in the structuring of the financial aspects of a Transaction; (ii) identifying alternative potential parties and contacting such parties as the Company may designate; (iii) negotiating the terms of a Transaction with such parties; (iv) assisting the Company in communicating the strategic implications of the Transaction to the investment community; and (v) advising the Company in connection with its efforts to raise any additional capital that may be required to facilitate the Transaction. Further, Castle Creek and the Company expressly acknowledge that the fees provided for under paragraph 3 for a completed Transaction were determined in light of the fact that significant financial advisory services are rendered to the Company in connection with potential Transactions that are not successfully completed. Thus, such fees earned pursuant to paragraph 3 will serve as compensation for services rendered in connection with a completed Transaction and in connection with potential Transactions that are not successfully completed.

2.
In connection with a proposed Transaction, you will furnish Castle Creek with such material regarding the business and financial condition of the Company as we request, all of which will be accurate and complete in all material respects at the time furnished in writing. The Company will also use its best efforts to assure that its personnel, consultants, experts, attorneys and accountants are made available to Castle Creek upon Castle Creek's reasonable request in connection with services provided or to be provided by Castle Creek. During the term of this agreement, the Company shall promptly notify Castle Creek of (i) any material changes in the business or financial condition of the Company from the information provided to Castle Creek, and (ii) any material events or developments relating to the financial condition or business operations or prospects of the Company and promptly make available for Castle Creek's review copies of all filings related to the Transaction made by the Company with any regulatory agency and copies of all press releases related to the Transaction issued by the Company. We are relying, without independent verification, on the accuracy and completeness of all information furnished to us in writing by the Company or any other party or potential party to any Transaction. Castle Creek agrees that all requests for information from the Company will be directed only to the President or

  Chairman of the Board of the Company or such other persons as the President and Chairman shall specifically designate and that it will not treat information obtained from any other person or source as having been provided by the Company. Castle Creek and the Company agree to be bound by the terms Confidentiality Agreement, executed by both parties in connection with the execution of this agreement, and attached hereto as Appendix B.

3.
In consideration of the services to be provided hereunder, the Company agrees to pay to Castle Creek the following cash fees:

(A)
$9,000 at the beginning of each fiscal quarter (which initial payment shall be made upon the execution hereof),

(B)
In the event that a sale of the Company is completed, an amount equal to two percent (2.0%) of the Transaction Value (as defined below) for the Transaction, net of the cost of a "fairness opinion" if such opinion is deemed necessary,

(C)
In the event that an acquisition of or investment in another financial institution is completed by the Company, an amount based upon the following schedule will be owed to Castle Creek upon the consummation of the acquisition or investment based upon the Transaction Value for the Transaction, net of the cost of a "fairness opinion" if such opinion is deemed necessary:

		Deal Value ($ in millions)		Fees
(1)	If	$0 to $20	then	1.5% of the Transaction Value
(2)	If	Over $20	then	$300,000, plus 1.0% of the amount of the Transaction Value in excess of $20 million
  (D)
  In the event of a financing or recapitalization, the fees will be determined in accordance with paragraph 8 below.

  (E)
  Fees payable pursuant to paragraphs 3 (B), (C) and (D) shall be paid upon and only upon the closing of the Transaction.

  For purposes of this agreement, "Transaction Value" means the sum of (i) with respect to each class of capital stock of the Company in the event of a sale of the Company or of the financial institution which is acquired by the Company or in which the Company invests, the product of (a) the highest consideration paid or payable for a share of such class of capital stock determined as described in the following paragraph and (b) the sum, determined as of the fifth trading day immediately preceding the closing date, of (1) the total number of shares of such class of capital stock of the Company or such financial institution plus (2) the number of shares of such class issuable upon exercise of options, warrants or other rights, or conversion or exchange of securities to the extent that such options are then exercisable; (ii) in the case of an acquisition or sale, the aggregate liquidation value of any preferred stock or other preferential interests redeemed or remaining outstanding; (iii) the fair market value of any assets distributed to the shareholders of the Company or such financial institution that is purchased; (iv) the consideration paid or payable for the assets of the Company or the assets of another financial institution, as the case may be and (v) in the case of an acquisition or sale, the aggregate face value of all liabilities, including accounts payable, accruals and income taxes payable of the Company, or the financial institution, as the case may be.

  The determination of the "consideration paid or payable for a share of such class of capital stock" in connection with the Transaction shall include cash, securities (valued in accordance with the following paragraph), or other assets or consideration paid or payable by the purchaser or any of its affiliates, as the case may be, determined without regard to any allocations between the

  Company or its affiliates in the event of a sale of the Company or between the financial institution or its affiliates in the event such financial institution is acquired by the Company or the Company invests in such financial institution, including but not limited to (i) assets (net of debt or payables) of the Company or such financial institution retained by the Company or such financial institution or their respective stockholders and affiliates, as the case may be, (ii) any deferred installments of the purchase price, (iii) any portion of the purchase price held in escrow subsequent to closing which is payable pursuant to the terms of the escrow arrangement, irrespective of whether such amounts are in fact paid, (iv) any extraordinary compensation paid directly or indirectly by the purchaser to principals, management or employees of the Company or affiliates of the Company in connection with or in anticipation of the Transaction or by the Company to principals, management or employees of a financial institution acquired by the Company or in which the Company invests, including but not limited to cash payments, stock or option grants, consulting arrangements and non-competition arrangements, (v) any payments to the Company or the financial institution and their respective affiliates for non-competition agreements, (vi) any payments pursuant to earn-outs, royalties or other similar arrangements, (vii) any payments payable after closing upon the occurrence of certain contingencies or conditions or the satisfaction of certain earnings, sales levels or other performance objectives which are agreed to on or before the closing, irrespective of whether such amounts are in fact paid, (vii) the amount of any dividends or other extraordinary payments or distributions to stockholders of the Company or the financial institution in connection with or in anticipation of the Transaction, and (iv) consideration paid by the purchaser or its affiliates as a deposit, reimbursement of expenses, liquidated damages, walk-away fee or other arrangement.

  In the event that all or any portion of the Transaction Value for a Transaction is paid in stock or other securities, deferred installments or other non-cash consideration, the amount of the fee payable with respect to such items shall be determined on the basis of the fair market cash equivalent value of such non-cash consideration as of the day preceding the closing date of the Transaction as reasonably determined by Castle Creek and the Company, provided that the value of securities (received as consideration) which have an existing public trading market shall be determined by the average closing sale (trade) price for such securities during the five trading days immediately preceding the closing date.

  Any portion of the fee which is payable with respect to any earn-out, royalty or similar arrangement where the amount payable is not a certain amount, shall be calculated and paid at the closing based upon the estimated net present value thereof as reasonably determined by Castle Creek and the Company.

  If a Transaction takes the form of a purchase of assets and an assumption of liabilities, then the "Transaction Value" of the Company or the financial institution shall be deemed to include the amount of cash, securities, or other consideration paid to the Company or the financial institution and their respective shareholders, and affiliates, as the case may be, in respect of the assets, plus the aggregate face amount of all liabilities, including accounts payable, accruals, and income taxes payable of the Company, or the financial institution, assumed by the purchaser and its affiliates or the Company, as the case may be.

  If a Transaction involves the acquisition of less than all of the Company's outstanding equity securities, then the fee payable pursuant to Section 3(B) shall nonetheless be calculated as though all such equity securities had been so acquired by the purchaser.

4.
Regardless of whether a Transaction is completed, the Company will reimburse Castle Creek, upon its demand, for all reasonable out-of-pocket expenses (including travel expenses and fees and disbursements of counsel retained by Castle Creek in connection with this engagement). In addition to professional fees, our billing statements include reimbursable expenses normally incurred in the conduct of the work. The reimbursable expenses will include a flat ten percent of Castle Creek's monthly costs for data services, telephone, fax, postage and general office expenses which will be categorized on our statement as indirect expenses. These indirect expenses shall not include any allocation for employee costs or debt service costs, rent, lease obligations, utilities or other pre-existing overhead items; provided, however, that Castle Creek may seek reimbursement from the Company for any the identifiable increase in any pre-existing overhead items (other than employee costs or debt service costs, rent, lease obligations, utilities) incurred as a result of the services provided under this agreement.

5.
The Company agrees to indemnify and hold Castle Creek harmless in accordance with the terms and conditions of Appendix A attached hereto and made a part hereof as though fully set forth in this agreement. No termination or modification hereof, or completion of Castle Creek's engagement hereunder, shall limit or affect such indemnification.

6.
Castle Creek's services hereunder may be terminated by the Company or Castle Creek at any time upon 30 days written notice, provided that Castle Creek shall be entitled to any fees payable pursuant to Section 3 and Section 8 hereof in the event that the Company completes a Transaction (i) on which Castle Creek provided advice or participated in discussions with any of the investors in such Transaction or (ii) with any of the parties as to which Castle Creek advised the Company or with whom the Company engaged in discussions regarding a possible Transaction prior to the termination of this letter agreement, providing that such Transaction is completed within two years following the termination of this letter agreement. In addition, Castle Creek shall remain entitled to the reimbursement of fees and expenses under the terms and conditions described in Section 4 hereof, to the extent the same have been incurred on or prior to the date of such termination and to the quarterly retainer fee under Section 3(A) to the extent payable prior to the termination date. Furthermore, the provisions of this Section 6, and Sections 5 (including Appendix A), 10, 11, 12, 13, 14, 15 and 16, as well as the Confidentiality Agreement, shall survive any termination of this agreement.

7.
In order to coordinate our efforts with respect to any Transaction, during the period of our engagement hereunder neither the Company nor any representative thereof (other than Castle Creek) will initiate discussions regarding a Transaction except through Castle Creek. If the Company or its management receives an inquiry regarding a Transaction, they will promptly advise Castle Creek of such inquiry in order that we can evaluate such prospective party and its interest and assist the Company in any resulting negotiations.

8.
Pursuant to section 3(D) hereinabove, it is understood and agreed that if the Company decides to pursue a financing or recapitalization Transaction for which Castle Creek is to provide any of the financial advisory services described above in Section 1 hereof, the Company and Castle Creek shall negotiate in good faith acceptable compensation for Castle Creek in consideration of such services, which compensation will take into account, among other things, the results obtained and the custom and practice among investment bankers acting in similar situations. The compensation owed to Castle Creek in accordance with the fee structure agreed upon by the Company and Castle Creek in respect of a financing or recapitalization Transaction shall be paid to Castle Creek in cash upon the consummation of any such Transaction.

9.
It is understood and agreed that Castle Creek will provide such other services that may from time to time be mutually agreed upon by Castle Creek and the Company. Castle Creek expressly acknowledges that it will not be compensated specifically for these services other than the reimbursement for all reasonable out-of-pocket expenses, but that such fees earned from acting as a financial advisor to the Company for a Transaction will serve as compensation to Castle Creek for such non-Transaction services rendered. Such services rendered to the Company not directly related to a specific Transaction may include, but are not exclusive to (i) the development and preparation of long term financial and strategic plans, (ii) assistance with investor and public relations, and (iii) capital management advisory services.

10.
Except as expressly provided herein, no fee paid or payable to Castle Creek or any of its affiliates shall be used as an offset or credit against any other fee paid or payable to Castle Creek or any of its affiliates.

11.
This agreement, including the indemnity in Appendix A and the confidentiality agreement in Appendix B, embodies the sole terms of the agreement between the Company and Castle Creek with respect to the subject matter hereof and supersedes all previous agreements, whether oral or written, between the Company and Castle Creek with respect to the subject matter hereof. This agreement may not be altered, varied, revised or amended, except by an instrument in writing signed by both the Company and Castle Creek after the date first written above. The Company and Castle Creek have not made any other agreements or representations of any kind with respect to such subject matter.

12.
This letter agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement or any transaction or conduct in connection herewith, is waived. Any claim or dispute arising out of this agreement or the alleged breach thereof shall be submitted by the parties to binding and nonappealable arbitration by the American Arbitration Association ("AAA") in San Diego, California, under the commercial rules then in effect for the AAA, except as provided herein. The AAA shall recommend three arbitrators who are knowledgeable in the field of investment banking. The parties shall agree upon one of the three arbitrators or, if no arbitrator is mutually agreed upon, the AAA shall appoint one of the three arbitrators within 30 days of such failure. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and fees of experts and other witnesses, but shall not include punitive damages against either party. Each party shall have the right to request the arbitrator to order reasonable and limited discovery. Notwithstanding this provision, either party may seek appropriate injunctive relief.

13.
This agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall continue one and the same instrument.

14.
The obligations of the Company hereunder shall be the joint and several obligations of the entities comprising the term Company.

15.
The Company expressly acknowledges that Castle Creek has been retained solely as an advisor to the Company, and not as an advisor to or agent of any other person, and that the Company's engagement of Castle Creek is not intended to confer rights upon any persons not a party hereto (including shareholders, employees or creditors of the Company) as against Castle Creek, Castle Creek's affiliates or their respective directors, officers, agents and employees. Any advice provided to the Company by Castle Creek pursuant to this agreement is solely for the information and assistance of the Board of Directors of the Company. Such advice shall be treated as confidential information, shall not be disclosed publicly in any manner without Castle Creek's prior written approval and shall not be relied upon by the Company's shareholders or any third party. Any reference to Castle Creek or to any affiliate of Castle Creek in any release or communication to any party outside the Company is subject to Castle Creek's prior written approval, which approval shall not be unreasonably withheld or delayed. If this agreement is terminated prior to any release or communication, no reference shall be made to Castle Creek without Castle Creek's prior written approval.

16.
Neither the Company nor Castle Creek may assign, transfer, license, or sublicense its rights under this agreement without the other party's prior written consent, which may be granted or withheld in the other party's sole and absolute discretion. Subject to the limitation in this paragraph, this agreement will inure to the benefit of and be binding upon both the Company and Castle Creek and their respective successors and assigns.

17.
Castle Creek represents that it has the necessary expertise to provide the services contemplated by this agreement and that the compensation provided for herein is fair and reasonable and comparable to the compensation that would be charged by an independent provider of such services with the same type, level and quality of expertise. The Company acknowledges that the services contemplated herein will meet legitimate needs of the Company and that it is in the best interests of the Company to obtain such services.

18.
After closing a Transaction, Castle Creek shall have the right to place advertisements in financial and other newspapers and other newspapers and journals at its own expense describing its services to the Company under this agreement, provided that Castle Creek shall have submitted a copy of any such proposed advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld or delayed.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the duplicates of this agreement and the related indemnification agreement which shall thereupon constitute binding agreements.

Very truly yours,

Castle Creek Financial LLC

/s/ William J. Ruh

William J. Ruh
Executive Vice President

Accepted and agreed:

First Community Bancorp

on its behalf and on behalf of the Company,
as defined above.

By:	/s/ Matthew P. Wagner
Name:	Matthew P. Wagner
Title:	President and CEO
Date:	May 19, 2003

APPENDIX A

        This Appendix A is a part of and is incorporated into that certain letter agreement dated May 14, 2003, between First Community Bancorp (the "Company") and Castle Creek Financial LLC ("Castle Creek") (the letter agreement and this Appendix A are referred to herein as the "Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to them in such letter agreement.

        The Company agrees to indemnify and hold harmless Castle Creek, any affiliates and their respective officers, directors, members, representatives and agents and any other persons controlling Castle Creek or any of its affiliates (Castle Creek and each such other person or entity each being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against all claims, liabilities, losses, damages, and expenses (including without limitation and as incurred, reimbursement of all costs of investigating, preparing, pursuing, or defending any such claim or action, including reasonable fees and expenses of counsel to, and the per diem costs and expenses of personnel of, the Indemnified Person, whether or not arising out of pending litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding or threatened litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding) directly or indirectly related to or arising out of, or in connection with (i) actions taken or omitted to be taken by the Company, its affiliates, employees, directors, partners, representatives or agents in connection with any Transaction or activities contemplated by this Agreement; (ii) actions taken or omitted to be taken by any Indemnified Person pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, provided that in the case of this subsection (ii), the Company shall not be responsible for any claim, liability, loss, damage or expense arising primarily out of or based primarily upon the fraud, misrepresentation, willful misconduct or gross negligence (as determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of or by such Indemnified Person; and (iii) any untrue statement or alleged untrue statement of a material fact contained in any information provided to Castle Creek in writing by the Company under the Agreement in connection with a Transaction or proposed Transaction or any omission or alleged omission to state a material fact necessary to make the statements therein provided by the Company in writing to Castle Creek in connection with any Transaction or Proposed Transaction not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use by the Company). If multiple claims are brought against an Indemnified Person in an arbitration with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent that the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

        If the indemnification provided for herein is unavailable to an Indemnified Person in respect of any claims, liabilities, losses, damages or expenses, then the Company, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such claims, liabilities, losses, damages or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations. It is further agreed that the relative benefits to the Company on the one hand and Castle Creek on the other hand with respect to the services rendered under this Agreement shall be deemed to be in the same proportion as (i) the aggregate Transaction Value bears to (ii) the fees actually paid to Castle Creek with respect to the services provided pursuant to this Agreement in connection with the Transaction. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this Agreement and the engagement of Castle Creek hereunder, except for such claims, liabilities,

A-1

losses, damages, or expenses incurred by the Company to the extent they are appropriately judicially determined (without possibility of appeal or review) to have resulted from such Indemnified Person's fraud, misrepresentation (other than a representation of information provided by the Company to Castle Creek in writing under the terms hereof), willful misconduct or gross negligence, and the Company agrees that in no event shall the Indemnified Persons be required to contribute an amount in the aggregate greater than the fees actually received by Castle Creek for its services performed under this Agreement.

        If any action or other proceeding or investigation is commenced as to which an Indemnified Person demands indemnification, the Indemnified Person shall have the right to retain counsel of its own choice to represent it, the Company shall pay the reasonable fees and expenses of such counsel, and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by the Company, provided, that in no event shall the Company be required to pay fees and expenses under this indemnity for more than one firm of attorneys for the Indemnified Person in any jurisdiction in any one legal action or group or related legal actions. The Company shall be liable as provided herein for any settlement of any claim against Castle Creek or any Indemnified Person made with the Company's written consent, which consent shall not be unreasonably withheld. The Company agrees that it will not, without the prior written consent of Castle Creek, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by Castle Creek's engagement (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Castle Creek and each other Indemnified Person from all liability arising or that may arise out of such claim, action, or proceeding.

        The indemnity and contribution obligations of the Company set forth herein shall be in addition to any liability or obligation the Company may otherwise have to any Indemnified Person. The Company and the Indemnified Persons hereby consent to personal jurisdiction, service and venue in any of the State or Federal Courts in the Central District or Southern Districts of California.

        It is understood that, in addition to Castle Creek's engagement pursuant to this Agreement, Castle Creek may also be engaged to act for the Company in one or more additional capacities, and that the terms of such additional engagements may be embodied in one or more separate written agreements. The provisions of this Appendix A shall apply to any such separate agreements, any modification to this Agreement, and any modifications of such separate agreements, and the provisions of this Appendix A shall remain in full force and effect following the completion, expiration or termination of this Agreement or such additional agreements or modifications of any of the foregoing.

A-2

Appendix B

CONFIDENTIALITY AGREEMENT

May 14, 2003

        First Community Bancorp and/or its affiliates (collectively the "Company") and Castle Creek Financial LLC ("Castle Creek") have entered into an agreement, dated of even date herewith (the "Engagement Letter") whereby the Company has engaged Castle Creek to be its exclusive financial advisor in connection with a variety of Transactions (as defined in the Engagement Letter) and other services to be provided by Castle Creek, as set forth in the Engagement Letter ("Services"). In connection therewith and the undertakings of each of the Company and Castle Creek pursuant to the Engagement Letter, each party is interested in protecting the confidentiality of certain information revealed to the other in furtherance of the Engagement Letter. Therefore, the Company and Castle Creek hereby agree to permit certain directors, officers, employees, and advisers of the other party to review and discuss such information, subject to the following terms and conditions:

1.
Definition of Confidential Information. The term "Confidential Information" as used in this Confidentiality Agreement shall mean all information, trade secrets and documents concerning the Company, Castle Creek or any Transaction or Services, which is furnished or otherwise disclosed by either party or its representatives to the receiving party (together with all analyses, compilations, notes, studies, or other documents, whether prepared by the receiving party or others, which contain or otherwise are derived from such information) either before or after the date of this Confidentiality Agreement, and regardless of the manner in which it is furnished and whether or not it is labeled "confidential". Confidential Information shall also include any "nonpublic personal information," provided by the Company to Castle Creek as that term is defined under Title V of the Gramm-Leach-Bliley Act of 1999, as it may be amended from time to time, the regulations promulgated thereunder or other applicable law (collectively, "Privacy Laws").

2.
Use of Confidential Information. The Confidential Information shall be used solely for the purpose of the Company's and Castle Creek's analysis of the Transaction or in furtherance of the Services. All Confidential Information will be kept confidential by the receiving party; provided, however, the receiving party may disclose the Confidential Information or portions of the Confidential Information to such of its directors, officers, employees, and advisers who need to know such information for the purposes of discussion and analysis of the Transaction or Services, each of whom shall be advised of the terms of this Confidentiality Agreement and who shall be bound by this Confidentiality Agreement upon their receipt of the Confidential Information. The parties agree that any advice rendered by Castle Creek pursuant to the Engagement Letter shall not be disclosed in any manner without Castle Creek's prior written approval and will be treated by the Company and Castle Creek as confidential.

3.
Legally Required Disclosures. If either the Company or Castle Creek is requested or required by applicable law or regulation (including any requirement of law arising by means of deposition, interrogatory, request for documents or information, subpoena, civil investigative demand or similar process, or by a regulatory body or agency or other legal entity with applicable jurisdiction) to disclose any of the Confidential Information, the disclosing party shall, unless prohibited by law or regulation, provide the resisting party with prompt prior written notice of such request or requirement and shall cooperate with the resisting party, at the resisting party's expense, so that the resisting party may seek a protective order or other appropriate remedy to avoid disclosure and, if requested by the resisting party, shall cooperate in lawfully resisting such disclosure. If such protective order or other remedy is not obtained, or if the resisting party waives compliance with the provisions of this paragraph, the disclosing party may disclose only that portion of the Confidential Information which, as advised by its counsel, is legally required to be disclosed, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

4.
Nondisclosure of and Treatment of Confidential Information. Neither the Company nor Castle Creek shall disclose to any person not otherwise permitted under this Confidentiality Agreement any of the Confidential Information or any other terms, conditions or other facts with respect to any Transaction or Services, including the status of any such Transaction or Services. Each party shall at all times protect the Confidential Information from inadvertent disclosure and keep such information confidential. If any applicable Privacy Law or other applicable law now or hereafter imposes a higher standard of confidentiality to Confidential Information than the standard set forth in this Confidentiality Agreement, such standard shall prevail over this Confidentiality Agreement with respect to such Confidential Information. Notwithstanding the foregoing or anything in this Confidentiality Agreement or the Engagement Letter to the contrary, no disclosure by the Company of the existence or status of i) any proposed or actual Transaction, ii) the Services or iii) this Confidentiality Agreement or the Engagement Letter shall be deemed to be in violation of this Confidentiality Agreement or the Engagement Letter.

5.
Exceptions. The term "Confidential Information" shall not include any information which:

(i)
at or after the time of disclosure is generally available to the public (other than as a result of a disclosure by the Company or Castle Creek in breach of this Confidentiality Agreement);

(ii)
was available to the Company or Castle Creek on a non-confidential basis from a source other than directors, officers, employees, or advisers of the disclosing party who, insofar as is known to the receiving party, was not prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation to the disclosing party; or

(iii)
has been independently developed by the Company or Castle Creek without violation of any obligation under this Confidentiality Agreement.

6.
No Representation or Warranty. Although the Company and Castle Creek have each endeavored to include in the Confidential Information that information known to them which they believe to be relevant for the other party's purposes, both the Company and Castle Creek understand and agree that neither the other party nor any of the other party's representatives have made or are making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, except with respect to information provided to the other in writing. the Company and Castle Creek each agree that neither the other party nor any of the other party's representatives will have any liability to the receiving party or to any other person resulting from the delivery or use of the Confidential Information, except to the extent such Confidential Information is delivered in writing, is materially inaccurate or misleading and the delivering party knows that the receiving party intends to make use of the information in furtherance of any Transaction or Services.

7.
Return or Destruction of Materials. Should either the Company or Castle Creek not proceed with the Transaction, the Company and Castle Creek both agree, that upon written request, each will turn over to the other party, or upon request destroy, all copies of the Confidential Information provided to it by the other. If so requested in writing by the other party, the Company and Castle Creek will each certify to the other that such party has in fact returned or destroyed such documents required hereunder to be so treated. This provision shall only apply with respect to information provided to the other pursuant to the terms of the Engagement Letter and the services provided pursuant thereto and not information provided to any member or employee of the other acting in any other capacity (e.g., as a director of the Company).

8.
No Waiver. It is further understood and agreed that no failure or delay in exercising any right, power or privilege under this Confidentiality Agreement shall operate as a waiver of any right,

  power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of any right, power or privilege or the exercise of any other right, power or privilege under this Confidentiality Agreement.

9.
Enforceability. To the extent any provision of this Confidentiality Agreement shall be determined to be void, illegal or otherwise unenforceable, the same shall have no effect on the enforceability of the balance of this Confidentiality Agreement.

10.
Entire Agreement; Amendments. This Confidentiality Agreement, along with the Engagement Letter, contains the entire understanding between the Company and Castle Creek with respect to the subject matter of this Confidentiality Agreement and the Engagement Letter, and neither may be altered, varied, revised or amended, except by an instrument in writing signed by both the Company and Castle Creek after the date first written above. The Company and Castle Creek have not made any other agreements or representations of any kind with respect to such subject matter.

11.
Remedies. The Company and Castle Creek each recognize that irreparable injury may result to the non-breaching party in the event that this Confidentiality Agreement is breached by the breaching party or by any director, officer, employee, or adviser of the breaching party, or by any person given access to the Confidential Information in violation of the terms and conditions of this Confidentiality Agreement. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching party may be entitled, the non-breaching party shall also have the right to obtain equitable relief, including without limitation injunctive relief, to prevent any disclosure of any Confidential Information, or to prevent any other breach of this Confidentiality Agreement, plus reasonable attorney's fees and other litigation costs and expenses incurred in connection with successfully obtaining any such remedies and/or relief.

12.
Assignment; Benefit; Duration. Neither the Company nor Castle Creek may assign, transfer, license, or sublicense its rights under this Confidentiality Agreement without the other party's prior written consent, which may be granted or withheld in the other party's sole and absolute discretion. Subject to the limitation in this paragraph, this Confidentiality Agreement will inure to the benefit of and be binding upon both the Company and Castle Creek and their respective successors and assigns, and shall remain in effect until one year after the last to terminate of the Engagement Letter or such other agreements as specified in Section 14 below.

13.
Governing Law; Disputes. This Confidentiality Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. The Company and Castle Creek each voluntarily and knowingly waives any right it may have to a trial by jury in any such adjudication. The prevailing party in any such adjudication will have its reasonable attorney's fees and other litigation costs and expenses paid by the non-prevailing party.

14.
Other Agreements. It is understood that, in addition to Castle Creek's engagement pursuant to this Engagement Letter, Castle Creek may also be engaged to act for the Company in one or more additional capacities, and that the terms of such additional engagements may be embodied in one or more separate written agreements. The provisions of this Confidentiality Agreement shall apply to any such separate agreements (whether or not specifically referenced therein), any modification to the Engagement Letter, and any modifications of such separate agreements, and the provisions of this Confidentiality Agreement shall remain in full force and effect following the completion, expiration or termination of this Agreement or such additional agreements or modifications of any of the foregoing for a period of one year after the last of such agreements to expire.

        IN WITNESS WHEREOF, the undersigned being the duly authorized representatives of the respective party, intending such party to be bound hereby, executes this Confidentiality Agreement as of the date first set forth above.

Castle Creek Financial, LLC		First Community Bancorp
By:	/s/ William J. Ruh	By:	/s/ Matthew P. Wagner
Name:	William J. Ruh	Name:	Matthew P. Wagner
Title:	Executive Vice President	Title:	President and CEO

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Castle Creek Financial P.O. Box 1329, 6051 El Tordo Rancho Santa Fe, California 92067